EXHIBIT 4.06

FOURTH AMENDMENT TO THE

CONTRACT FOR SUPPLY OF SUGARCANE

By this instrument the below qualified parties,

BRASILAGRO – COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS, joint stock company enrolled at CNPJ under 07.628.528/0001-59, headquartered in the city of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, n° 1309, 55th floor, herein duly represented according to its By Laws, hereinafter named “Brasilagro”; and

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL, joint stock company enrolled at CNPJ under 08.070.566/0001-00, headquartered in the city of São Paulo, State of São Paulo, at Avenida Rebouças, 3.970, 26th. floor, part 5, herein duly represented according to its By Laws, hereinafter named “Brenco”;

being Brasilagro and Brenco hereinafter, also referred to, jointly as “Parties” or, individually and indistinctly, as “Party”;

WHEREAS

(i)	On March 13, 2008, the Parties executed a Sugarcane Supply Contract, as amended on August 31, 2009, again on May 3, 2010 and, once more, on September 20, 2010 (the “Contract for Supply of Sugarcane”), through which Brasilagro committed to supply to Brenco the production of 2 (two) entire cycles of sugarcane crop, produced in the total effectively agriculturable area existing in the rural property object of real estate register 19.964 of the Real Estate Registry of the Municipality of Mineiros, State of Goiás (“Properties of Morro Vermelho Project” or “Morro Vermelho Farm”);

(ii)	Due to Brenco’s delay in the beginning of the first milling of sugarcane in 2010/2011 harvest, part of this sugarcane, object of the Contract for Supply of Sugarcane, was not harvested by Brasilagro in the agreed period, resulting in the drop of its Total Recoverable Sugar – ATR index, with the consequent loss of quality of the mentioned sugarcane;

(iii)	The Parties recognize the existence of outstanding balance, on behalf of Brasilagro, of amounts related to the non receipt by Brenco of the sugarcane in the volumes established in the Contract for Supply of Sugarcane for 2010/2011 harvest;

(iv)	The Parties recognize that the amounts and conditions herein agreed are sufficient to reimburse the losses and damages incurred by Brasilagro due to the non receipt, by Brenco, of the volumes established in the Contract for Supply of Sugarcane for 2010/2011 harvest, and its related consequences in these crops for the coming harvests;

(v)	Brasilagro and Brenco, searching to keep the partnership balance and synergy, intend to change certain terms and conditions provided in the Contract for Supply of Sugarcane, in order to offset Brasilagro ‘s losses, due to the delay in the milling of part of the sugarcane produced;

Now therefore, the Parties have agreed to enter into this Fourth Amendment to the Contract for Supply of Sugarcane (“Fourth Amendment), which shall be ruled by the following clauses, terms and conditions:;

1.	THE AMEDMENT PURPOSE

1.1.	By this Fourth Amendment, the Parties have agreed that, for the first entire cycle of sugarcane crop of the Farm, Brasilagro may deliver the sugarcane in non-linear form for 2012/2013, 2013/2014, 2014/2015 and 2015/2016 harvests, according to the monthly volumes of sugarcane delivery, provided in the table to Annex I to this Contract, to be carried out by Brasilagro to Brenco’s plant, located in Mineiros/GO.

1.1.1.	The total volume to be delivered by Brasilagro to Brenco will be established in accordance with the monthly percentages defined in Annex I. The variation in the quantity to be effectively delivered shall vary from harvest to harvest, in accordance with the total volume to be supplied for that harvest year.

1.1.1.1	The Milling Plan shall be prepared and presented by Brenco to Brasilagro at least 30 (thirty) days in advance to the beginning of each harvest, and will estimate the total volume of sugarcane to be delivered by Brasilagro to Brenco, subject to the monthly volumes provided in Annex I hereto.

1.2	The Parties have, further, certain and agreed to amortize the amounts due by Brenco to Brasilagro, as herein set forth.

1.2.1	The Parties recognize the existence of balance of R$ 1,807,913.84 (one million, eight hundred and seven thousand, nine hundred and thirteen reais) on behalf of Brasilagro, which shall be paid by Brenco through the addition to the price of sugarcane delivered in the scope of the Contract for Supply of Sugarcane, of the amount of R$ 1.00 (one real) for each ton of sugarcane delivered (“Indemnity Addition”), as from the 2011/2012 harvest, until the full amortization of the above mentioned amount.

1.2.2	Except for the payment of the Indemnity Addition of the 2011/2012 harvest, which shall be made in May 2012, the payments of the subsequent Indemnity Additions shall be always performed at the closing of the harvest, up to the 10th (tenth) business day of April of the year following the delivery.

1.2.3	After the first payment related to the amortization of the balance appointed in this Clause, the remaining amount shall be monthly adjusted, in accordance with CDI variation.

1.2.4	The bank payment vouchers of the Indemnity Additions will be the receipt of settlement of the amounts paid by Brenco to Brasilagro.

2.	RATIFICATIONS OF OTHER PROVISIONS OF THE CONTRACT

2.1.	All other provisions included in the Contract which have not been expressly amended by this Fourth Amendment remain ratified.

3.	GENERAL PROVISIONS

3.1.	Each of the Parties may propose changes in the contractual provisions of this Fourth Amendment, and if agreed with the new provisions, the Parties will execute new amendment to the Contract, in writing, signed by both Parties, which shall be an integral part of the Contract for all legal effects.

3.2.	Should there be rights and obligations arising from the Contract and/or from this Fourth Amendment which, by their nature, maintain the effectiveness and validity in force after the termination of the Contract, these shall survive to the termination of the Contract, for the effectiveness prescribed to them.

3.3.	In case of any term and condition of this Fourth Amendment are deemed invalid, illegal or unenforceable by any court, such fact shall not affect the validity, legality or unenforceability of any remaining contractual provisions hereof, which shall remain in full force and effect and enforceable.

3.4.	The tolerance or compromise, by any of the Parties, to the failure to comply with any term of this Fourth Amendment, shall not be considered as waiver by that Party in requiring the compliance with any other provisions herein included, nor shall be a novation or tolerance to the noncompliance with any past, present or future obligation, as regards to the term whose noncompliance was tolerated.

3.5.	Any notice or communication between the Parties shall be in writing and shall be considered valid if delivered in hands with voucher receipt or if remitted by fax with confirmation of receipt or registered letter with acknowledgment of receipt (AR), in the following addresses:

If addressed to Brasilagro:

Name: Gustavo Javier Lopez

Title: Administrative Officer

Address: Av. Brigadeiro Faria Lima, n° 1.309 – 5° andar

ZIP CODE 01452-002 – São Paulo–SP

Fax:(11) 3035-5366

e-mail: gustavo.lopez@brasil-agro.com

If addressed to Brenco:

Name: Fabiano Zillo

Title: Agro Industrial Superintendent

Address: Rodovia GO 341, KM 67 on the right 13 KM, S/N

ZIP CODE 75.830-000 – Mineiros – GO

Fax: (64) 3672 5300

e-mail: fabiano.zillo@eth.com

3.6.	This Fourth Amendment shall inure to the benefit of and be biding upon the successors and permitted assigns of the Parties hereto.

3.7.	The terms stared in capital letters not defined in this Fourth Agreement have the meaning attributed to them in the Contract.

3.8.	This Fourth Amendment is the full agreement between the Parties about its purpose and revokes any prior understanding hereto.

4.	VENUE

4.1.	The Parties elect the Courts of the capital of the State of São Paulo to settle any issues arising from this Third Amendment, at the expense of any other, however preferential it may be.

IN WITNESS WHEREOF, the Parties sign this agreement in 03 (three) counterparts of equal form and content, in the presence of two undersigned witnesses for legal and judicial effects.

São Paulo, March 14, 2012.

BRASILAGRO—COMPANHIA BRASILEIRA DE PROPRIEDADES AGRÍCOLAS

André Guillaumon Operational Officer	Gustavo Javier Lopez Administrative Officer

BRENCO – COMPANHIA BRASILEIRA DE ENERGIA RENOVÁVEL

By:	By:

Witnesses

1.	2.
Name: CPF:	Name: CPF:

ANNEX I

Nonlinear Delivery of Sugarcane

For the definition of percentages of sugarcane delivery in each month of the next harvests, exclusively in relation to the sugarcane which shall be delivered in nonlinear form during the 2012/2013 harvest year until 2015/2016, when the cycle of the sugarcane crop affected by the delay in the sugarcane milling shall end, the tables below shall be considered, in accordance with the following meanings:

Month: means the month of the year in which BrasilAgro will deliver the sugarcane to Brenco;

BrasilAgro Estimate: means the estimate in tons of sugarcane that BrasilAgro will deliver to Brenco (monthly and annual volumes);

Brenco Estimate: means the estimate in tons of sugarcane ( monthly and annual volumes) that Brenco will process in its industrial unit located in Morro Vermelho, including BrasilAgro, third party and own sugarcane;

Percentage: means the percentage of the quantity of sugarcane that Brenco will process in its industrial unit located in MV, which will be delivered by BrasilAgro, according to daily and monthly estimate of milling of Brenco;

For all effects, the field of Brenco Estimate is only an estimate of production, and Brenco must confirm to BrasilAgro, in up to 30 (thirty) days before the beginning of each harvest, the total quantity of sugarcane which, delivered by BrasilAgro, will be milled in its industrial unit during the related harvest, as well as BrasilAgro must, as from the 2013/2014 harvest, point out in up to 60 (sixty) days before the beginning of each harvest, the monthly percentages of sugarcane delivery, within the limits herein established and of Brenco’s milling plan.

For the 2012/2013 harvest, the following percentages of monthly delivery will be established:

2012/2013 Harvest
Month	BrasilAgro Estimate (ton)	Brenco Estimate (ton)	Percentage (%)
4	—	—	—
5	44.422	166.464	27
6	83.345	312.120	27
7	98.106	322.524	30
8	104.351	322.524	32
9	99.491	312.120	32
10	45.906	322.524	14
11	—	42.656	—
Total Year	475.621	1.800.932	—

For the 2013/2014 harvest, the percentage of monthly delivery may vary in up to 6% (six per cent) in relation to the below established percentage.

2013/2014 Harvest
	BrasilAgro Estimate (ton)	Brenco Estimate (ton)	Percentage (%)
Total Year	428.059	2.628.059	16

For the 2014/2015, harvest, the percentage of monthly delivery may vary in up to 6% (six per cent) in relation to the below established percentage.

2014/2015 Harvest
	BrasilAgro Estimate (ton)	Brenco Estimate (ton)	Percentage (%)
Total Year	363.850	3.563.850	10

For the 2015/2016 harvest, the percentage of monthly delivery may vary in up to 5% (five per cent) in relation to the below established percentage.

2014/2015 Harvest
	BrasilAgro Estimate (ton)	Brenco Estimate (ton)	Percentage (%)
Total Year	309.273	3.609.273	9